Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 28, 2002 with respect to the financial statements of American Centurion Life Assurance Company and to the use of our report dated March 22, 2002 with respect to the financial statements of ACL Variable Annuity Account 2 - ACL Personal Portfolio Plus(2) and ACL Personal Portfolio (comprised of subaccounts ISI, ICR, IMS, IIE, IMG, IGD, IAG, IGN, IIN, IVA, IIG, IVL, ISB, IWG, IEQ, IMD, ISC, IUS, IGR, IHI, IDI, IPD, IGI, IPG, IHY, IPH, INO and IPV), included in Post-Effective Amendment No. 7 to the Registration Statement (Form N-4, No. 333-00519) and related Prospectus for the registration of the ACL Personal Portfolio Plus 2 and ACL Personal Portfolio Variable Annuity Contracts to be offered by American Centurion Life Assurance Company.


/s/ Ernst & Young LLP
    Minneapolis, Minnesota
    April 29, 2002